Exhibit 4.3

CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED SHARES
OF
CHINA BCT PHARMACY GROUP, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

China BCT Pharmacy Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), certifies that in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation and By-laws of the Company, the following resolution has been duly approved and adopted by the Board of Director of the Company (“Board”) by unanimous written consent dated January 18, 2011, which resolution remains in full force and effect on the date hereof:

RESOLVED, that it is hereby designated, created, authorized and provided for the issue of a series of Series A Convertible Preferred Shares, par value US$0.001 per share (the “Convertible Preferred Shares”), consisting of 9,375,000 shares, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

ARTICLE 1
DEFINITIONS

1.1   Defined Terms.

Capitalized terms that are defined in Schedule 1 hereto are used herein with the meanings set forth therein.

ARTICLE 2
NUMBER AND STATED VALUE OF SHARES

2.1   Authorized Number of Shares.

The issued and outstanding Convertible Preferred Shares shall initially consist of Nine Million Three Hundred and Seventy Five Thousand (9,375,000) Convertible Preferred Shares.

2.2   Stated Value.

Each issued and outstanding Convertible Preferred Share shall have a stated value (“Stated Value”) of US$3.20, which amount shall be proportionately adjusted in the event of any share split, reverse share split or other subdivision or combination of the Convertible Preferred Shares.

ARTICLE 3
DIVIDENDS

3.1   Accrual of Dividends.

(a)
Rate. Preferred dividends (“Dividends”) on each Convertible Preferred Share shall accrue from the Initial Issue Date at per annum rate of five percent (5%) of the Stated Value of such Convertible Preferred Share on February 28th of each year or, if any such date is not a Business Day, on the next succeeding Business Day (each, a “Dividend Accrual Date”). Any Dividends will be payable only as provided in Section 3.1(b) below. The first Dividend Accrual Date will be February 28, 2012. Dividends shall begin to accrue from the Initial Issue Date, whether or not the Company has funds legally available for such dividends or such dividends are declared.

(b)
Payment of Dividends. Dividends shall be paid in cash only to the extent the Company has funds legally available for such payment and the Board declares a dividend payable. On the day after each Dividend Accrual Date, the amount of Dividends not paid in cash with respect to each Convertible Preferred Share shall be added to the Stated Value of such Convertible Preferred Share.

(c)
Payment of Common Share Dividends. In case the Company shall at any time or from time to time, declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of Common Shares or other securities or property or rights or options or warrants to subscribe for or purchase securities of the Company by way of dividend or spin off) on the Common Shares, other than any dividend or distribution of shares of Common Shares covered by Section 4.4(a)(i) below, then, and in each such case, the holders of Convertible Preferred Shares shall be entitled to receive from the Company, with respect to each Convertible Preferred Share held, in addition to the dividends payable under Section 3.1(a) and Section 3.1(b) above, the same dividend or distribution that would be payable or made to a holder of Common Shares into which such Convertible Preferred Share is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Convertible Preferred Shares at the same time such dividend or distribution is declared, ordered, paid or made on the Common Shares and shall be in addition to any dividends payable under Section 3.1(a) and Section 3.1(b) above.

3.2   Record Date.

The Board may fix a record date for the determination of holders of the Convertible Preferred Shares entitled to receive payment of any Dividends, which record date shall not be more than sixty (60) days nor less than ten (10) days prior to the date on which any such dividend is paid.

3.3   Ranking.

The Convertible Preferred Shares shall, with respect to dividend rights, rights on other distributions and rights upon any liquidation or dissolution of the Company, rank senior to the Common Shares and any other shares in the Company's share capital that may be authorized after the date hereof (“Junior Shares”). Unless all Dividends accrued on the Convertible Preferred Shares have been paid or funds set apart for the payment thereof, no dividends may be paid on, or funds set apart for the payment of any dividends on, any Junior Shares unless the Majority Holders otherwise consent in writing. So long as any Convertible Preferred Shares remain outstanding, no Junior Shares may be redeemed, repurchased or otherwise acquired by the Company unless the Majority Holders consent to such redemption, repurchase or acquisition in writing.

ARTICLE 4
CONVERSION

4.1   Right to Convert.

(a)
Optional Conversion. At any time and from time to time, without the payment of additional consideration thereof, any holder of Convertible Preferred Shares shall have the right, at its option, to convert, all or any portion of the Convertible Preferred Shares held by it into Common Shares (“Conversion Shares”) at the then applicable conversion rate (the "Conversion Rate").

(b)
Automatic Conversion. Upon the consummation of a Qualified Public Offering in which the sale price of the offered securities (before underwriting discounts and commission and transaction fees and expenses) exceeds the product of 2.0 multiplied by the Initial Conversion Price (as adjusted from time to time as provided herein), without the payment of additional consideration thereof, all the Convertible Preferred Shares shall be automatically converted into Conversion Shares at the then applicable Conversion Rate.

(c)
For purposes hereof, the Conversion Rate at any time shall be determined by dividing an amount (the “Conversion Base Amount”) equal to the sum of (x) the Stated Value per share plus (y) the amount of any accrued Dividends per share then remaining unpaid on each Convertible Preferred Share being converted by the then applicable Conversion Price per share. The "Conversion Price" shall initially be equal to the US$3.20 per share (the “Initial Conversion Price”), but shall be subject to adjustment from time to time as provided herein.

4.2   Mechanism of Conversion.

(a)
Conversion shall be effected by multiplying the Conversion Rate for the Convertible Preferred Shares being converted by the number of such shares and issuing in exchange therefor a number of Conversion Shares equal to the product of such multiplication. In order to exercise its conversion right, the holder of the Convertible Preferred Shares to be converted shall surrender the certificate representing such shares to the Company, with a notice of election to convert (in the case of optional conversion pursuant to Section 4.1(a)), duly completed and signed, at the principal office of the Company. Unless the Conversion Shares issuable upon conversion are to be issued in the same name as the name in which the Convertible Preferred Shares are registered, each share certificate surrendered for conversion shall be accompanied by stock power or instruments of transfer duly executed by the holder or his duly authorized attorney.

(b)
As promptly as practicable after the surrender by a holder of the certificates for the Convertible Preferred Shares (together with a duly completed and signed notice of election to convert in the case of optional conversion pursuant to Section 4.1(a)) and in any event within ten (10) Business Days after such surrender, the Company shall issue and deliver to the Person for whose account such certificate was surrendered, or to its nominee or nominees, a certificate or certificates for the number of Conversion Shares or other securities issuable upon the conversion of those shares and any fractional interest in respect of Conversion Shares or other securities arising upon the conversion shall be settled as provided below.

(c)
Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the holder delivers the certificates for the Convertible Preferred Shares and the notice of election to convert to the Company, and the Person or Persons in whose name or names any Conversion Shares or other securities issuable upon such conversion shall be deemed to have become the holder or holders of record of such Conversion Shares or other securities at such time on such date and such conversion shall be at the Conversion Price in effect at such time, unless the stock ledger of Company shall be closed on such date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock ledger is open, and such conversion shall be at the Conversion Price in effect on the date such stock ledger is open. All Conversion Shares issuable upon conversion of the Convertible Preferred Shares will upon issuance be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon any such conversion of the Convertible Preferred Shares, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares shall immediately terminate upon the issuance of such Conversion Shares.

4.3   No Fractional Shares.

No fractional shares or securities representing fractional Common Shares shall be issued upon conversion of the Convertible Preferred Shares. Any fractional interest in Common Shares resulting from conversion of the Convertible Preferred Shares shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the fair market value per Common Share as reasonably determined by the Board. If more than one certificate representing Convertible Preferred Shares shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of the Convertible Preferred Shares so surrendered for conversion.

4.4   Adjustment of Conversion Price.

The Conversion Price shall be subject to adjustment as follows if any of the events listed below occur prior to the conversion of any Convertible Preferred Shares being converted pursuant to Section 4.1.

(a)
In case the Company shall (i) pay a dividend or make a distribution on its Common Shares in Common Shares, (ii) subdivide or reclassify its outstanding Common Shares into a greater number of shares, or (iii) consolidate or reclassify its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of the Convertible Preferred Shares thereafter converted shall be entitled to receive the number of Common Shares of the Company which it would have owned or have been entitled to receive after the happening of such event had the Convertible Preferred Shares been converted immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective on the effective date in the case of subdivision, combination or reclassification. If any dividend or distribution is not paid or made, the Conversion Price then in effect shall be appropriately readjusted.

(b)
In case the Company shall (i) issue Common Shares, (ii) issue rights, options or warrants to subscribe for or purchase Common Shares, or (iii) issue or sell other rights for Common Shares or securities (including issuances of Convertible Preferred Shares, other than in Exempt Issuances) whether or not convertible or exchangeable into Common Shares (any of the issuances in clauses (i), (ii) or (iii), hereinafter "New Securities"), for a consideration per share less than the then effective Conversion Price on the date the Company issues or sells such New Securities, then in each such case the Conversion Price in effect immediately prior to the issuance of such New Securities shall be reduced, concurrently with the issue of such New Securities, to the price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 x	(A + B) (A + C)

For purposes of the foregoing formula, the following definitions shall apply: (1) CP2 shall mean the Conversion Price in effect immediately after such issue of New Securities; (2) CP1 shall mean the Conversion Price in effect immediately prior to such issue of New Securities; (3) "A" shall mean the number of Common Shares outstanding (calculated on an as converted and fully-diluted basis) immediately prior to such issue of New Securities; (4) "B" shall mean the number of Common Shares (calculated on an as converted and fully-diluted basis) that would have been issued if such New Securities had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and (5) "C" shall mean the number of such New Securities (calculated on an as converted and fully-diluted basis) issued in such transaction.

The adjustment provided for in this Section 4.4(b) shall be made successively whenever any New Securities are issued (provided that no further adjustments in the Conversion Price shall be made upon the subsequent exercise, conversion or exchange, as applicable, of such New Securities pursuant to the original terms of any such New Securities that are convertible into, exchangeable for or exercisable for the purchase of Common Shares) and shall become effective immediately after such issuance. If any or all of such New Securities that are convertible into, exchangeable for or exercisable for the purchase of Common Shares expire or terminate without having been exercised, converted or exchanged, the Conversion Price then in effect shall be appropriately readjusted to the Conversion Price in effect immediately prior to the issuance of such New Securities, subject, however, to such other adjustments as may have been made or that would have otherwise been made under this Section 4.4(b) since the issuance of such New Securities.

(c)   Performance-based Adjustment to Conversion Price.

(i)
Fiscal Year 2011 Financial Statements. The calculation of the Conversion Price is based on a valuation of the Company which assumes that the Company’s net income after tax under U.S. GAAP, but excluding the effects of extraordinary gains, and non-cash expenses relating to options and warrants, and Qualified Public Offering related expenses as and when expensed in the Company’s annual financial report issued by a Big Four Auditing Firm for the twelve-month period ending December 31, 2011 calculated in accordance with GAAP (“Baseline Amount”) and prepared on a pro forma basis will be no less than US$31,200,000.

(ii)
Conversion Price Adjustments. In the event that the Baseline Amount as reflected on the Company’s audited financial report for the twelve-month period ending December 31, 2011 (the “2011 Financial Statements”):

(A)	is less than US$31,200,000, the Conversion Price shall be adjusted, effective on the date of the issuance of the 2011 Financial Statements, in accordance with the following formula:

CP2 = CP1 x (A/B)

WHERE

CP2 shall mean the Conversion Price after giving effect to the adjustment pursuant to this Section 4(c);

CP1 shall mean the Initial Conversion Price;

A shall mean the Baseline Amount as reflected on the Baseline Audited Accounts expressed in U.S. Dollars; and

B shall mean US$31,200,000

(B)	is equal to or greater than US$31,200,000, no adjustment to the Conversion Price shall be made.

(iii)	Any adjustment to the Conversion Price made pursuant to this Section 4(c) shall be in addition to, and not in substitution for, any other prior or subsequent adjustments made to the Conversion Price as provided herein.

(d)
In case the Company shall distribute to all holders of its Common Shares any share capital of the Company (other than Common Shares) or evidences of Indebtedness or cash or other assets (excluding regular cash dividends or distributions paid from retained earnings of the Company and dividends or distributions referred to in Section 4.4(a) above) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those referred to in Section 4.4(b) above) then, in each such case, the Conversion Price shall be adjusted so that it shall equal the prices determined by multiplying the Conversion Price in effect immediately prior to the date of the distribution by a fraction, the numerator of which shall be the Conversion Price in effect immediately prior to the date of the distribution less the then fair market value (as determined by an independent third-party appraiser appointed by the Company and acceptable to the Majority Holders) of the portion of the share capital, cash or assets or evidences of Indebtedness so distributed, or of the subscription rights, options or warrants so distributed or of such convertible or exchangeable securities, with respect to one Common Share, and the denominator of which shall be the Conversion Price in effect immediately prior to the date of the distribution.

Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactive to the record date for the determination of shareholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights, options or warrants expire or terminate without having been exercised, the Conversion Price then in effect shall be appropriately readjusted.

(e)
In the event any securities of the Company (other than Convertible Preferred Shares) (collectively, the "Subject Securities"), are amended or otherwise modified by operation of their terms or otherwise (including, without limitation, by operation of such Subject Securities' anti-dilution provisions) in any manner whatsoever that results in (i) the reduction of the exercise, conversion or exchange price of such Subject Securities payable upon the exercise for, or conversion or exchange into, Common Shares or other securities exercisable for, or convertible or exchangeable into, Common Shares and/or (ii) such Subject Securities becoming exercisable for, or convertible or exchangeable into (A) more shares or a greater amount of Subject Securities which are, in turn exercisable for, or convertible or exchangeable into, Common Shares, or (B) more Common Shares, then such amendment or modification shall be treated as if the Subject Securities which have been amended or modified have been terminated and New Securities have been issued with the amended or modified terms for purposes of Section 4.4(b) above, the Company shall make all necessary adjustments (including successive adjustments if required) to the Conversion Price in accordance with Section 4.4(b) above. On the expiration or termination of any such amended or modified Subject Securities for which adjustment has been made pursuant to the operation of the provisions of this Section 4.4(e) or Section 4.4(b) above, without such Subject Securities having been exercised, converted or exchanged in full pursuant to their terms, the Conversion Price shall be appropriately readjusted to reverse such previous adjustment.

(f)
If the Company at any time or from time to time shall take any action affecting Convertible Preferred Shares similar to or having an effect similar to any of the actions described in Sections 4.4(a) through (e) above, then, and in each such case, the Conversion Price then in effect shall be adjusted in such manner as would be equitable to preserve, without dilution, the conversion rights of the Convertible Preferred Shares under this Section 4 under such circumstances.

(g)
Notwithstanding the foregoing, the provisions of this Section 4.4 shall not apply to the issuance of any of the following (“Exempt Issuances”): (1) Common Shares issuable upon conversion of the Convertible Preferred Shares or conversion or exchange of New Securities where the Conversion Price had been adjusted concurrently with the issue of such New Securities in accordance with the provisions of this Section 4.4; (2) up to 2,111,235 Common Shares issuable upon the exercise of outstanding warrants of the Company; (3) Common Shares issued pursuant to a Qualified Public Offering; (4) Common Shares issued in connection with a subdivision or consolidation of the Convertible Preferred Shares; and (5) Employee Incentive Awards (and any Common Shares issuable pursuant to the exercise of any such Employee Incentive Awards) the issuance of which (including the identity of the recipients, the amounts, exercise price and vesting schedule of such Employee Incentive Awards) has been specifically approved by the Board.

(h)
Whenever the Conversion Price or the Conversion Rate is adjusted as herein provided, the Company shall promptly prepare a notice of the adjustment setting forth the relevant Conversion Price or the relevant Conversion Rate that is being adjusted and the date on which the adjustment becomes effective and shall mail the notice of such adjustment (together with a copy of an officer's certificate setting forth the facts requiring such adjustment) to each holder of Convertible Preferred Share at such holder's last address as shown on the stock ledger of the Company.

4.5   Notice of Certain Events.

In case at any time prior to the conversion or redemption of all outstanding Convertible Preferred Shares:

(a)	the Company shall authorize the granting to all the holders of Common Shares of rights to subscribe for or purchase any shares of any class or of any other rights; or

(b)	there shall be any reclassification of the Common Shares of the Company other than a subdivision or combination of its outstanding Common Shares; or

(c)	there shall be any capital reorganization by the Company; or

(d)	there shall be a consolidation or merger involving the Company or sale of all or substantially all of the Company's property and assets; or

(e)	there shall be a voluntary or involuntary dissolution, liquidation or winding up by the Company or dividend or distribution to holders of Common Shares; or

(f)	any other Realization Event or any other event which would cause an adjustment in the Conversion Price or Conversion Rate shall occur;

then in any one or more of said cases, the Company shall cause to be delivered to the holders of the Convertible Preferred Shares, at the earliest practicable time (and, in any event, not less than fifteen (15) days before any record date or the date set for definitive action), notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares and other securities and property deliverable upon conversion of the Convertible Preferred Shares, as well as a comparison of what (if anything) the holders of Convertible Preferred Shares would be entitled to receive in connection with such action if such holders elect not to convert their Convertible Preferred Shares. Such notice shall also specify the date, if known, as of which the holders of record of the Common Shares shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Shares for securities or other property (including cash) deliverable upon such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction, as the case may be, and the right of the holders of Convertible Preferred Shares to convert their Convertible Preferred Shares into Common Shares as of such date.

4.6   Reservation of Common Shares.

(a)
The Company shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversions of the Convertible Preferred Shares, the full number of Common Shares issuable upon the conversion of all outstanding Convertible Preferred Shares not theretofore converted including, for purposes of this paragraph, the number of Common Shares which shall be issuable upon conversion of all of the outstanding Convertible Preferred Shares which shall be computed as if, at the time of computation, all of the outstanding shares were held by a single holder. The Company shall from time to time, in accordance with the laws of the state of Delaware, increase the authorized amount of its Common Shares if at any time the number of Common Shares remaining unissued shall not be sufficient to permit the conversion of all the then outstanding Convertible Preferred Shares.

(b)
Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the Common Shares issuable upon conversion of the Convertible Preferred Shares, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable Common Shares at the adjusted Conversion Price.

4.7   Taxes.

Except where registration is requested in a name other than the name of the registered holder, the Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares on conversion of the Convertible Preferred Shares pursuant hereto, but not any income, capital gain or other similar tax, including any such tax that may be levied on the increase in value between the applicable Conversion Price and value of the Conversion Shares.

4.8   Merger, Consolidation, Etc.

In case of any reclassification or change of outstanding Common Shares (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Company with, or merger of the Company with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding Common Shares or any sale or transfer of all or substantially all of the assets of the Company, each holder of the Convertible Preferred Shares then outstanding shall have the right thereafter to convert the

Convertible Preferred Shares held by such holder into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer if immediately prior to the reclassification, change, consolidation, merger, sale or transfer such holder had held the Common Shares then issuable upon conversion of such Convertible Preferred Shares.

4.9   Protection of Conversion Rights.

The Company will not, by amendment of the Certificate of Incorporation or its Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Article 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preferred Shares against impairment.

4.10   Cancellation of Converted Shares.

Upon any conversion of the Convertible Preferred Shares, the shares so converted shall be cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to diminish the authorized number of Convertible Preferred Shares accordingly.

ARTICLE 5
PRE-EMPTIVE RIGHTS
5.1
Without prejudice to Section 4.4(b), if at any time the Company wishes to issue any New Securities to any Person or Persons, the Company shall promptly deliver a notice of its intention to issue such New Securities (an “Issuance Notice”) to the holders of the outstanding Convertible Preferred Shares setting forth a description of the New Securities to be issued, the proposed purchase price thereof and the other material terms of sale. Upon receipt of the Issuance Notice, each holder of the outstanding Convertible Preferred Shares shall have the right to purchase, at the price and on the terms stated in the Issuance Notice, a number of the New Securities equal to the product of (i) a fraction, the numerator of which is such holder’s aggregate ownership of Common Shares (calculated on an as converted and fully-diluted basis) and the denominator of which is the number of the Company’s total issued and outstanding Common Shares (calculated on an as converted and fully-diluted basis), multiplied by (ii) the number of New Securities to be issued. Such election is to be made by such holder by written notice to the Company within twenty (20) calendar days after receipt by such holder of the Issuance Notice (the “Acceptance Period”).

5.2
If any holder of the outstanding Convertible Preferred Shares gives the Company notice pursuant to Section 5.1 that such holder desires to purchase all or any of the New Securities it is entitled to purchase (the “Elected New Securities”), payment therefore shall be made by check or wire transfer, against issuance of such New Securities at the executive offices of the Company, within thirty (30) calendar days after such notice is delivered to the Company. In the event that the Issuance Notice specifies that consideration other than cash is to be paid in connection with any issuance of New Securities, in lieu of such other consideration, such holder of the outstanding Convertible Preferred Shares will be entitled to pay the cash equivalent of such other consideration, as determined by an independent third-party appraiser jointly appointed by the Company and such holder.

5.3
The Company may, at its election, during a period of ninety (90) calendar days following the expiration of the Acceptance Period, sell and issue the New Securities described in the related Issuance Notice (other than any Elected New Securities) to another Person or Persons at a price and upon terms not more favourable to such Person or Persons than those stated in such Issuance Notice. In the event the Company has not sold such New Securities within such ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the holders of the outstanding Convertible Preferred Shares in the manner provided in Section 5.1 hereof. Failure by any holder of the outstanding Convertible Preferred Shares to exercise its preemptive rights under this Section 5 with respect to any issuance of New Securities shall not affect its right to exercise such rights with respect to any subsequent issuance of New Securities.

5.4	The preemptive rights contained in this Section 5 shall not apply to any Exempt Issuance.

ARTICLE 6
VOTING RIGHTS

6.1   Voting.

The issued and outstanding Convertible Preferred Shares shall be voted at any annual or extraordinary general meeting of the Company upon the following basis: the holders of any Convertible Preferred Shares shall be entitled to the number of votes equal to the number of Common Shares into which such Convertible Preferred Shares could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class.

6.2   Matters Requiring Approval of the Majority Holders.

So long as the outstanding Convertible Preferred Shares constitute at least five percent (5%) of the Common Shares on an as converted and fully-diluted basis, the Company shall not take, and shall procure that none of the its Subsidiaries will take, any of the following actions without the prior approval of the Majority Holders:

(a)	Any amendment to the Certificate of Incorporation or By-laws of the Company or this Certificate of Designation that adversely alters the rights or privileges of the Convertible Preferred Shares;

(b)	The authorization or issuance of any class of shares with powers, rights, preferences or privileges that are senior to or on a parity with the Convertible Preferred Shares;

(c)
Any merger, acquisition, consolidation, scheme of arrangement, reclassification of share capital, recapitalization, or any other similar transaction involving the Company or any of its Subsidiaries, provided that any of the above action would require shareholders’ approval;

(d)	Any Substantial Asset Sale;

(e)
Any increase or decrease of the authorized number of the board of directors to more than seven (7), except for a further increase may be required under the listing requirements of a securities exchange; and

(f)	Passing any resolution or taking any steps to have the Company or any of this Subsidiaries dissolved, wound up or liquidated.

ARTICLE 7
REDEMPTION

7.1
Redemption. The Company shall immediately deliver to the holders of the outstanding Convertible Preferred Shares a written notice (an “Event Notice”) upon the occurrence of a Realization Event or an Event of Default. Each holder of the outstanding Convertible Preferred Shares shall have the right, at its option, by delivering a written notice (the “Redemption Notice”) to the Company within thirty (30) Business Days after receipt of the Event Notice, to request the Company to redeem all or any portion of the Convertible Preferred Shares held by such holder as specified in the Redemption Notice at the Realization Event Redemption Price or the Default Event Redemption Price per share, as the case may be, in a manner specified in Section 7.3 below. For the purposes hereof, any Convertible Preferred Shares with respect to which a Redemption Notice has been given in accordance with Section 7.1 are sometimes referred to herein as “Redeemable Shares”.

7.2   Redemption Price.

(a)
The redemption price to be paid by the Company for each Redeemable Share as a result of the occurrence of any Realization Event (the “Realization Event Redemption Price”) shall be equal to an amount necessary to provide an annual return of fifteen percent (15%) compounded annually (on the basis of a 360-day year consisting of 12 months of 30 days each and in the case of an incomplete month, the actual number of days elapsed) on the Stated Value for the period commencing on February 28, 2011 (the “Closing Date”) and ending on the applicable Redemption Date; the annual return and the Realization Event Redemption Price shall have taken into account and be credited with any Dividends per share paid during such period.

(b)
The redemption price to be paid by the Company for each Redeemable Share as a result of the occurrence of any Event of Default (the “Default Event Redemption Price”) shall be equal to an amount necessary to provide an annual return of twenty-five percent (25%) compounded annually (on the basis of a 360-day year consisting of 12 months of 30 days each and in the case of an incomplete month, the actual number of days elapsed) on the Stated Value for the period commencing on the Closing Date and ending on the applicable Redemption Date; the annual return and the Default Event Redemption Price shall have taken into account and be credited with any Dividends per share paid during such period.

7.3   Redemption Procedure.

On any date that is within sixty (60) calendar days after a Redemption Notice is given or on such other date as may be agreed to by the Company and the holders of a majority of the Redeemable Shares (in either case, a “Redemption Date”), subject to any applicable Laws, the Company shall redeem each of the Redeemable Shares by payment to the holders of the Realization Event Redemption Price or the Default Event Redemption Price, as the case may be, subject to surrender to the Company of the certificate(s) representing such Redeemable Shares.

7.4   Termination of Rights.

On and after the Redemption Date, all rights of any holder of Redeemable Shares shall cease and terminate, and such Redeemable Shares shall no longer be deemed to be outstanding, whether or not the certificates evidencing such shares have been received by the Company; provided, however, that, if the Company defaults in the payment of the Redemption Price for any such Redeemable Shares for any reason, including without limitation the lack of funds for redemption, the rights of the holders of such Redeemable Shares shall continue until the Company cures such default.

ARTICLE 8
INFORMATION RIGHT

8.1
So long as the outstanding Convertible Preferred Shares constitute at least 5% of the Common Shares on an as converted and fully-diluted basis, the Company shall provide to each holder of the outstanding Convertible Preferred Shares each of the following:

(a)
As soon as available, and in any event within three (3) months after the end of each fiscal year of the Company, consolidated balance sheets of the Company as at the end of such year and the related consolidated statements of income, shareholders’ equity and changes in financial position of the Company for such fiscal year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by a report thereon of independent public accountants of recognized national standing selected by the Company;

(b)
As soon as available, and in any event within thirty (30) days after the end of each of the first three quarters of each fiscal year, unaudited interim consolidated balance sheets of the Company as at the end of such quarter and the related consolidated statements of income, cash flow, shareholders equity and changes in financial position of the Company as at the end of and for such quarter, setting forth in each case in comparative form the corresponding figures for and as at the end of the corresponding quarter of the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP consistently applied (subject to year-end adjustments and the absence of footnotes);

(c)	As soon as available, and in any event within twenty-five (25) days after the end of each month, unaudited management accounts of the Company and its Subsidiaries;

(d)
Promptly upon their becoming available, copies of all other financial statements, reports, notices and proxy statements sent or made available by the Company to the holders of any class of its securities generally or by any Subsidiary of the Company to the holders of any class of its securities generally; and

(e)	As soon as available, and in any event within thirty (30) days prior to the commencement of each fiscal year, the Company’s annual budgets and trading forecasts.

8.2
Other Information. So long as the outstanding Convertible Preferred Shares constitute at least 5% of the Common Shares on an as converted and fully-diluted basis, the Company shall furnish to each holder of the outstanding Convertible Preferred Shares with reasonable promptness (no more than three days) such other information relating to the Company as such holder may from time to time reasonably request, such information shall include, but not limited to the following,

(a)	Full details of any progress in relation to any follow-on public offering of all or part of the business as soon as practicable;

(b)	Prompt notification of any withdrawal of banking facilities of the Company, and the Company’s best efforts to restore adequate banking facilities;

(c)
Prompt notification of any material litigation or any circumstances that would likely give rise to material litigation; and prior notification of any change in the equity percentages of any subsidiary or affiliate, or any joint venture to which the Company is a party; and

(d)	Access to books and records, the facilities, properties, management, employees and accounting and legal advisers of the Company at any reasonable time after reasonable prior notice by such holder;

provided that the Company shall not be obligated to furnish any information which (i) the Board believes could compromise any attorney-client privilege or (ii) may cause the Company to breach a confidentiality obligation by which it is bound.

8.3	The rights of the holders of Convertible Preferred Shares under this ARTICLE 8 shall also terminate upon a Qualified Public Offering. Until the termination of their rights under this ARTICLE 8, the holders of Convertible Preferred Shares shall abide by the insider trading policy or similar corporate governance procedures of the Company and applicable securities Law in connection with any transactions in the Common Shares of the Company (other than conversion of Convertible Preferred Shares for the Conversion Shares).

ARTICLE 9
LIQUIDATION, DISSOLUTION OR WINDING UP

9.1   Ranking.

Upon the occurrence of any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution shall be distributed as follows:

Subject to applicable Law, the holders of the Convertible Preferred Shares shall be entitled to be paid the Liquidation Preference, pro rata, in respect of each Convertible Preferred Share prior to and in preference of any payments to holders of Common Shares and all other holders of share capital of the Company. Subject to applicable Law, after payment has been made to the holders of the Convertible Preferred Shares of the full amounts to which they shall be entitled to, all remaining assets of the Company shall be distributed among all holders of Common Shares pro rata based on the number of Common Shares outstanding at such time.

9.2   Non-cash Distributions.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of the Convertible Preferred Shares and Common Shares shall be determined by an independent third-party appraiser jointly appointed by the Company and the Majority Holders. Any securities to be delivered pursuant to this Article 7 shall be valued as follows:

(a)
Securities not subject to any restrictions on free marketability: (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three days prior to the closing; (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30) day period ending three (3) days prior to the closing; and (iii) if there is no active public market, the value shall be the fair market value thereof, as determined by an independent third-party appraiser jointly appointed by the Company and the Majority Holders.

(b)
The method of valuation of securities subject to any restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in paragraph (a) to reflect the approximate fair market value thereof, as determined by an independent third-party appraiser jointly appointed by the Company and the Majority Holders.

ARTICLE 10
NOTICES

Except as otherwise expressly provided, whenever notices or other communications are required to be made, delivered or otherwise given to holders of the Convertible Preferred Shares, the notice or other communication shall be made in writing and shall be by e-mail, telefax, commercial express courier service or personal delivery, addressed to the Persons shown on the books of the Company as such holders at the addresses as they appear in the books of the Company, as of a record date or dates determined in accordance with the Articles and applicable Law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by such courier, if delivered by commercial express courier service; if by e-mail, when delivered; or if faxed, when transmission is confirmed by the sender's fax machine.

ARTICLE 11
MISCELLANEOUS

11.1   No Other Rights.

Except as may otherwise be conferred or required by applicable Laws, the Convertible Preferred Shares shall not have any designations, preferences, limitations or relative rights other than those specifically set forth herein (as same may be amended from time to time) and in any applicable provision of the Articles.

11.2   Severability.

If any right, preference or limitation of the Convertible Preferred Shares set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth herein which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall not be deemed dependant upon any other such right, preference or limitation unless so expressed herein.

11.3   Equitable Remedies.

Any registered holder of Convertible Preferred Shares shall be entitled to an injunction or injunctions to prevent violations of the provisions of the Certificate of Incorporation, By-laws or this Certificate of Designation and to enforce specifically the terms and provisions of Certificate of Incorporation, By-laws or this Certificate of Designation in any court of the state of Delaware or any countries having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity. Notwithstanding the foregoing, the observance of any term of the Certificate of Incorporation, By-laws or this Certificate of Designation which benefits only the holders of the Convertible Preferred Shares may be waived by holders of at least sixty-seven percent (67%) of all outstanding Convertible Preferred Shares voting as a separate class (either generally or in a particular instance and either retroactively or prospectively) provided that such waiver may not be conducted by such holders unless such waiver applies to all holders of Convertible Preferred Shares.

Schedule 1
to
Certificate of Designation

DEFINITIONS

For the purposes of the attached Certificate of Designation, the following terms shall have the meanings indicated below.

“Acceptance Period” shall have the meaning set forth in Section 5.1.

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly, though one or more intermediaries, controls, is controlled by, or under common control with, the first mentioned Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Associate” shall mean, with respect to any Person, any Entity of which such Person is a senior officer, director or partner, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity or any spouse, children, grandchildren, parents, parents-in-law or siblings of such Person, or a trust primarily for the benefit of any of the foregoing.

“Baseline Amount” shall have the meaning set forth in Section 4.4(c).

“Big Four Auditing Firm” shall mean one of the four largest international accountancy and professional services firms.

“Business Day” shall mean a day other than Saturday or Sunday or other day on which commercial banks in New York City, New York, Hong Kong or the People’s Republic of China are authorized or required by law or other governmental action to close and a day on which dealings are carried on for deposits in Dollars by and among banks in the London interbank market.

“Change of Control” of the Company shall be deemed to have occurred if the Shareholders, collectively, hold less than 20,232,000 Common Shares, subject to share split, reverse share split, other subdivision or combination or other similar events.

“Closing Date” shall have the meaning set forth in Section 7.2(a).

“Common Shares” means Common Shares in the Company with a nominal value of US$0.001 per share .

“Contingent Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Control” shall mean, with respect to the Company, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of the Company or any of its Subsidiaries (whether through ownership of more than 50% of the voting power of voting securities of the Company or any of the Subsidiaries, through the power to appoint a majority of the members of the board of directors or similar governing body of the Company or any of its Subsidiaries, or through contractual arrangements or otherwise.

“Conversion Base Amount” shall have the meaning set forth in Section 4.1(c). “Conversion Price” shall have the meaning set forth in Section 4.1(c).

“Conversion Rate” shall have the meaning set forth in Section 4.1(a).

“Conversion Shares” shall have the meaning set forth in Section 4.1(a).

“Default Event Redemption Price” shall have the meaning set forth in Section 7.2(b).

“Dividend” shall have the meaning set forth in Section 3.1(a).

“Dividend Accrual Date” shall have the meaning set forth in Section 3.1(a). “Elected New Securities” shall have the meaning set forth in Section 5.1.

“Employee Incentive Awards” shall mean the share incentive awards granted pursuant to the Company’s 2010 Omnibus Securities and Incentive Plan, as may be amended in connection with the transactions contemplated under Section 5.11 of the Preferred Shares Purchase Agreement.

“Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other Entity.

“Event Notice” shall have the meaning set forth in Section 7.1.

“Event of Default” shall mean any of the following (whether occurring individually or together):

(a)            Failure to Pay Principal or any Other Amount. The Company fails to pay in full, after a ten-day grace period, any Dividends, any principal or any other sum due in connection with the Convertible Preferred Shares when and as due;

(b)            Failure to Deliver Shares upon Conversion. The Company fails to deliver any Common Shares when and as required upon conversion of the Convertible Preferred Shares;

(c)            Breach of Covenant. There is any breach or default in the performance or observance of any covenant, obligation, or agreement qualified by materiality or there is any material breach or default in the performance or observance of any other covenant, obligation, or agreement (other than as specifically set forth in another clause of this definition) of this Certificate of Designation or any other Transaction Document by any party thereto (other than the holders of Convertible Preferred Shares), and such breach or default, if curable, continues uncured for a period of thirty (30) days after delivery by any holder of the Convertible Preferred Shares of a written notice to the Company of such breach or default;

(d)            Breach of Representations and Warranties. There is any inaccuracy in or breach of any of the representations or warranties qualified by materiality or there is any inaccuracy in or material breach of any of the other representations or warranties in any Transaction Document or in any closing certificate delivered thereunder by any party thereto (other than the Investor);

(e)            Cross Default. The Company or any of its Subsidiaries shall (i) default in making any payment of any Indebtedness when due and payable or (ii) default in the observance or performance of any other material agreement, term, covenant or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition under this clause (ii) is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become payable;

(f)            Invalidity; Unenforceability; Non-Effectiveness. It is or will become unlawful or unenforceable for the Company or any of the Shareholders (as the case may be) to perform or comply with any of its obligations under this Certificate of Designation or any other Transaction Document to which it is a party;

(g)            Cessation of Business. Any of the Company or its Subsidiaries suspends or ceases to carry on, or threatens to suspend or cease to carry on, all or a substantial part of its business, or disposes of or threatens to dispose of the whole or a substantial part of its business or assets;

(h)            Bankruptcy or Insolvency. Any of the Company or its Subsidiaries is (or would be deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts as they come due, or any of them makes a general assignment for the benefit of its creditors, or a moratorium is agreed or declared in respect of or affecting all or substantially all of the debts of any of them, or the issuance of any notice in relation to such event, is instituted by or against any of them, or an order is made or an effective resolution is passed for the winding-up, dissolution, judicial management, or administration of any of them;

(i)            Proceedings. (i) Any of the Company or its Subsidiaries shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to any such Person, or seeking to adjudicate any such Person bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to any such Person or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for any such Person or for all or any substantial part of its assets; or (ii) there shall be commenced against any such Person any case, proceeding or other action of a nature referred to in subclause (i) above; or (iii) there shall be commenced against any such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief; or (iv) there shall be any order, judgment or decree entered against any such Person decreeing the dissolution or split up of any such entity and such order shall remain undischarged or unstayed;

(j)            Violation of Law. Any of the Company or its Subsidiaries or any of its respective management commits or is suspected of committing fraud or a violation of applicable Laws;

(k)            Seizure. A distress, attachment, execution, seizure before judgment or other legal process is levied, enforced or sued out on or against assets of any of the Company or its Subsidiaries and is not discharged or stayed within thirty (30) days of having been so levied, enforced or sued out; or an encumbrancer takes possession or an administrative or other receiver, manager, administrator or other similar officer is appointed, of the whole or any part of the assets of the Company or its Subsidiaries and is not discharged within thirty (30) days;

(l)            Material Adverse Effect. Any event or series of events occurs, which in the sole discretion of the holders of Convertible Preferred Shares, might have a material adverse effect on any of the Company or its Subsidiaries, or any of the Shareholders; or

(m)            Analogous Events. Any event which occurs has an analogous effect to any of the events referred to above.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended. “Exempt Issuances” shall have the meaning set forth in Section 4.4(h).

“GAAP” shall mean accounting principles generally accepted in the United States.

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hong Kong” shall mean the Special Administrative Region of Hong Kong.

“Indebtedness” shall mean as to any Person (a) all obligations of such Person for borrowed money (including without limitation, reimbursement and all other obligations with respect to surety bonds, unfunded credit commitments, letters of credit and bankers’ acceptances, whether or not matured), (b) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as liabilities in accordance with GAAP, including without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit or obligations in respect of bankers acceptances, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation of such Person incurred in respect of any Indebtedness referred to in (a) to (g) above.

“Initial Conversion Price” shall have the meaning set forth in Section 4.1(c).

“Initial Issue Date” shall mean the date that the Convertible Preferred Shares are first issued by the Company.

“Investor” means Milestone Longcheng Limited, a company organized under the laws of the British Virgin Islands.

“Issuance Notice” shall have the meaning set forth in Section 5.1. “Junior Shares” shall have the meaning set forth in Section 3.3.

“Liens” means security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Liquidation Preference” shall mean, with respect to a Convertible Preferred Share at any time, the greater of (a) sum of (i) the Stated Value per share plus (ii) the amount of any accrued Dividends per share then remaining unpaid on such Convertible Preferred Share and (b) the amount that would be distributed at such time in a complete liquidation of the Company to the holder of such Convertible Preferred Share as a holder of Common Shares if all outstanding Convertible Preferred Shares had been converted into Conversion Shares at such time pursuant to Article 4 hereof.

“Majority Holders” at any time shall mean the holders of a majority of the Convertible Preferred Shares outstanding at that time.

“New Securities” shall have the meaning set forth in Section 4.4(b).

“Person” shall mean any individual, Governmental Authority, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Shares Purchase Agreement” means Series A Convertible Preferred Shares Purchase Agreement, dated as of January 18, 2011 by and among the Company, the Investor and the Shareholders.

“Qualified Public Offering” means a firmly committed underwritten public offering of the Common Shares (or equity securities of an entity that holds all or substantially all the share capital of the Company) pursuant to an effective registration statement filed under the United States Securities Act of 1933, as amended or under other comparable applicable Law for jurisdictions outside of the United States in which (a) the Common Share is listed on the NASDAQ Global Market, the New York Stock Exchange or an internationally recognized exchange approved by the Majority Holders, (b) the gross proceeds received by the Company and the shareholders participating in the offering are no less than US$60,000,000, (c) the market capitalization of the offering entity immediately after the offering is no less than US$300,000,000, and (d) the number of securities of the offering entity which are publicly traded immediately after the offering is no less than 20% of the total issued share capital of the offering entity.

“Realization Event” shall mean any of the following:

(a) Any Change of Control of the Company;

(b) Any Substantial Asset Sale;

(c) Any consolidation or merger (other than a reincorporation transaction) or acquisition or sale of voting securities of the Company resulting in the holders of the issued and outstanding voting securities of the Company immediately prior to such transaction beneficially owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction;

(d) Any tender offer, exchange offer or repurchase offer for any Common Shares;

(e) Cessation of listing of the Common Shares (or equity securities of an entity that holds all or substantially all the share capital of the Company) on an internationally recognized exchange; or

(f) It has been three years since the Initial Issue Date; or

(g)Cessation of provision of services by Mr. Hui Tian Tang to the Company or any of its Subsidiaries by reason of resignation, discharge, death, disability, retirement or otherwise.

“Realization Event Redemption Price” shall have the meaning set forth in Section 7.2(a).

“Redeemable Shares” shall have the meaning set forth in Section 7.1. “Redemption Date” shall have the meaning set forth in Section 7.3. “Redemption Notice” shall have the meaning set forth in Section 7.1.

“Shareholders” has the meaning ascribed to it in the Preferred Share Purchase Agreement.

“Stated Value” shall have the meaning set forth in Section 2.2. “Subject Securities” shall have the meaning set forth in Section 4.4(f).

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substantial Asset Sale” shall mean any disposition (whether by way of a sale, a merger or consolidation pursuant to which any Subsidiary of the Company ceases to be a majority-owned and controlled Subsidiary, a contribution of assets to any Entity other than a majority-owned and controlled Subsidiary, a spin-off or split-off involving any Subsidiary of the Company, a partial liquidating dividend or distribution of assets or any other form of disposition) of assets of the Company or of any of its Subsidiaries representing more than fifty percent (50%) of the assets, revenues or profits of the Company and its Subsidiaries determined on a consolidated basis.

“Transaction Document” has the meaning ascribed to it in the Preferred Share Purchase Agreement.

“USD,” “US Dollars,” “US$” and “cent” shall mean the lawful currency of the United States of America.

“2011 Financial Statements” shall have the meaning set forth in Section 4(c)(ii).

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed this 28th day of February, 2011.

CHINA BCT PHARMACY GROUP, INC.

By:	/s/
Name:	Hui Tian Tang
Title:	Chief Executive Officer